TRICON GLOBAL RESTAURANTS, INC. DISCUSSES 2001
EXPECTATIONS AND LONGER TERM GROWTH TARGETS
Company Hosts Analyst/Investor Conference

LOUISVILLE, KY (November 15, 2000) -- Tricon Global Restaurants, Inc. (NYSE:YUM) today will host its second biennial Analyst/Investor Conference, during which executives will reconfirm full-year 2000 earnings expectations of at least $2.95 in ongoing operating earnings per share (EPS). The company also will review its 2001 earnings expectations and strategies to sustain long-term mid-teens growth in ongoing operating EPS.

For 2001, the Company expects ongoing operating EPS to be in the range of $3.18 to $3.22 per share. This forecast includes about $.10 per share from the impact of the proposed resolution of the AmeriServe bankruptcy, and a negative impact on growth rates as a result of 2001 having 52 weeks versus 53 weeks in 2000.

In 2001, the Company expects that:

  It will open 1,350 new global restaurants including 850 Internationally.

  U.S. blended same store sales will grow 2% to 3%.

  System sales will be up 4% to 5%.

  International system sales are expected to grow 5%. Within this forecast we anticipate roughly 2 to 3 points negative impact from foreign exchange rates. This is expected to be particularly impactful in the first half of 2001.

  Franchise fees will grow 6% to 7%.

  Tricon will effectively complete its refranchising strategy in 2001, with the sale of about 300 restaurants to franchisees. At that time, the Company will own approximately 20% of the total system restaurants. As in prior years, revenues will decline about 1% primarily as a result of the Company's strategy to refranchise restaurants.

  Restaurant margins will increase to over 15%.

  Expenditures on general and administrative costs will be flat to slightly higher in dollar terms year over year.

  The effective tax rate on operating earnings will be roughly 38%.

  Interest expense will increase by 7% to 9%.

  Ongoing operating earnings will increase by 7% to 8%.

  Returns on invested capital will be at least 18% and cash flow prior to capital expenditures will be about $1 billion.

The 2001 forecast includes $.05 to $.06 of negative foreign exchange rates, primarily in the first half of the year.

"We will deliver shareholder value in 2001 and beyond by driving same store sales growth, accelerating new Company and Franchise restaurant openings, improving returns from existing restaurants, and strategically investing our substantial cash flow. By 2005, we expect to grow to over 35,000 restaurants globally, and nearly double our ongoing operating EPS," said David C. Novak, Chief Executive Officer.

Tricon is the world's largest restaurant company in terms of system restaurants, with over 30,000 restaurants around the world in over 100 countries and territories. Tricon's three brands, KFC, Pizza Hut and Taco Bell, are the global leaders of the chicken, pizza and Mexican restaurant categories, respectively. Total worldwide system sales were nearly $22 billion in 1999.

A copy of the presentations of the Analyst/Investor Conference will be available on the Company's web site at www.triconglobal.com by 4:00 p.m. November 15.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These "forward-looking" statements reflect management's expectations and are based upon currently available data; however, actual Tricon results are subject to future events and uncertainties, which could cause actual results to differ from those, projected in these statements. Factors that can cause actual results to differ materially include economic and political conditions in the countries and territories where Tricon operates, the impact of such conditions on consumer spending and currency exchange rates, pricing pressures resulting from competitive discounting, new product and concept development by Tricon and other food industry competitors, the success of Tricon's refranchising strategy, fluctuations in commodity prices, supplier contracts, business viability of Tricon's key distributor and franchise operators, and actuarially determined casualty loss estimates. Further information on factors that could affect Tricon's financial and other results are included in the Company's Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.